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EXHIBIT 11.   STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                    ELI LILLY AND COMPANY AND SUBSIDIARIES

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                                                                               Three Months Ended          Nine Months Ended
                                                                                  September 30,               September 30,
                                                                                2000         1999          2000          1999
                                                                           ----------------------------------------------------
                                                                              (Dollars and shares in millions except per-share
                                                                                                   data)
 BASIC

 Net income............................................................    $   778.8      $  732.6     $2,290.5      $1,934.7

 Preferred stock dividends.............................................            -             -            -           (.1)
                                                                           --------------------------------------------------
 Adjusted net income...................................................    $   778.8      $  732.6     $2,290.5      $1,934.6
                                                                           ==================================================
 Average number of common shares outstanding...........................      1,081.0       1,084.1      1,081.9       1,088.9
 Contingently issuable shares..........................................            -             -           .2            .4
                                                                           --------------------------------------------------
 Adjusted average shares...............................................      1,081.0       1,084.1      1,082.1       1,089.3
                                                                           ==================================================
 Basic earnings per share..............................................    $     .72      $    .68     $   2.12      $   1.78
                                                                           ==================================================

 DILUTED

 Net income............................................................    $   778.8      $  732.6     $2,290.5      $1,934.7
 Preferred stock dividends.............................................            -             -            -           (.1)
                                                                           --------------------------------------------------

 Adjusted net income...................................................    $   778.8      $  732.6     $2,290.5      $1,934.6
                                                                           ==================================================
 Average number of common shares outstanding...........................      1,081.0       1,084.1      1,081.9       1,088.9
 Incremental shares - stock options and contingently
   issuable shares.....................................................         16.5          16.3         16.0          19.1
                                                                           --------------------------------------------------
 Adjusted average shares...............................................      1,097.5       1,100.4      1,097.9       1,108.0
                                                                           ==================================================
 Diluted earnings per share............................................    $     .71      $    .67      $  2.09      $   1.75
                                                                           ==================================================
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